Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Selected Consolidated Financial Data”, “Senior Securities”, and “Independent Registered Public Accounting Firm” and to the inclusion of our reports (a) dated March 5, 2015, with respect to the consolidated financial statements of WhiteHorse Finance, Inc. as of December 31, 2014 and 2013 and for the years ended December 31, 2014, 2013 and 2012 and (b) dated August 14, 2015, with respect to the senior securities table of WhiteHorse Finance, Inc. as of December 31, 2014, 2013 and 2012 in Post-effective Amendment No. 4 to the Form N-2.

Crowe Horwath LLP

New York, New York

August 25, 2015